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Exhibit 10.2

May 21, 2001

Mr. Daniel Meacham
1547 Hornblend
San Diego, California 92109

Dear Mr. Meacham:

    This letter agreement supplements certain provisions of the Agreement and Plan of Merger (the "Merger Agreement") entered into by and among National Semiconductor Corporation ("NSC"), Nesshin Acquisition Sub, Inc., innoCOMM Wireless, Inc., and Bernard Xavier, Daniel Mecham and Ibrahim Yayla (each, a "Founder") dated February 2, 2001 solely as such provisions relate to NSC and each Founder as an employee of NSC. Capitalized terms used in this letter have the meanings assigned to them in the Merger Agreement.

  1.
  Section 3.3 of the Merger Agreement provides that you will automatically receive the third installment payment due under the Merger Agreement in shares of NSC common stock rather than cash under certain circumstances. This letter agreement supplements the Merger Agreement to give you the option to receive all or a portion of the third installment payment in cash or shares of NSC common stock, regardless of the trading price of NSC common stock, if (a) you have been continuously employed by NSC or an affiliate of NSC from the Effective Time through the second anniversary of the Effective Time, or (b) you were terminated by NSC without Cause or terminated your employment for Good Reason. Specifically, you may elect to receive all or part of the third installment payment contemplated by Section 3.3 in cash or shares of NSC common stock by delivering notice of such election to NSC in the manner set forth for notices in Section 14.3 of the Merger Agreement (an "Election Notice") no later than March 5, 2003 (the date that is ten days after the second anniversary of the Effective Time). Such notice shall specify the portion of the third installment to be paid in cash and the portion to be paid in shares of NSC common stock.

  2.
  A form of the notice to elect cash or stock is attached hereto as Exhibit A. If you do not provide an Election Notice making an election to receive all or part of the third installment payment in cash, you will be deemed to have elected to receive the third installment payment entirely in shares of NSC common stock if the average closing price of NSC common stock as reported on the NYSE Composite Tape for the five trading days prior to the second anniversary of the Effective Time exceeds $27.4435. Likewise, if you do not provide an Election Notice making an election to receive all or part of the third installment payment in shares of NSC common stock, you will be deemed to have elected to receive the third installment payment entirely in cash if the average closing price of NSC common stock as reported on the NYSE Composite Tape for the five trading days prior to the second anniversary of the Effective Time is less than $27.4435. If you provide an Election Notice electing to receive a portion of the third installment payment in cash and a portion in NSC shares, the number of NSC shares to be issued with respect to the portion to be paid in NSC shares shall equal the dollar amount of such portion divided by $27.4435.

  3.
  If you provide an Election Notice electing to receive the third installment payment entirely in shares of NSC common stock or if the second sentence of paragraph 2 above applies, you will receive 238,517 shares of NSC common stock (subject to adjustment in the case of stock splits, stock dividends or similar recapitalizations, as more fully set forth in the Merger Agreement) and a residual payment of $0.12. The calculations of the National Average Price (as such term is used in the Merger Agreement) and the number of shares of NSC common stock to be issued if you provide an Election Notice electing to receive the third installment payment entirely in shares of common stock are set forth on Exhibit B to this letter.

  4.
  As indicated by Section 3.3 of the Merger Agreement, which this paragraph 4 intends solely to describe and not supplement or amend, your right to receive the third installment in shares of NSC common stock is contingent upon (A) your being continuously employed by NSC or an Affiliate from the Effective Time through the second anniversary of the Effective Time, (B) termination of your employment by NSC without Cause or (C) your termination of your employment for Good Reason. Accordingly, you acknowledge that your right to receive the third installment payment in shares of NSC common stock, with the number of shares to be determined by reference to a fixed and determined price, is a benefit to which you would not otherwise be entitled if you had not become an employee of NSC upon the completion of the merger contemplated by the Merger Agreement. Notwithstanding the foregoing sentence, NSC acknowledges the right of a Founder to receive the third installment payment in cash is not contingent on such Founder's continued employment with NSC or an Affiliate.

  Please sign below to confirm your agreement with the items set forth above.

Very truly yours,
NATIONAL SEMICONDUCTOR CORPORATION
	By:	/s/ LEWIS CHEW
Name: Lewis Chew Its: Vice President, Controller and Acting Chief Financial Officer
ACCEPTED AND AGREED TO AS OF May 21, 2001:
/s/ DANIEL MEACHAM Daniel Meacham

Exhibit A

Notice of Election to Receive Payment in Cash or Stock

To:	National Semiconductor Corporation
From:	Daniel Meacham
Re:	Election to Receive Cash or Stock

    Pursuant to the Agreement and Plan of Merger (the "Merger Agreement") entered into by and among National Semiconductor Corporation ("NSC"), Nesshin Acquisition Sub, Inc., innoCOMM Wireless, Inc., and Bernard Xavier, Daniel Mecham and Ibrahim Yayla (each, a "Founder") dated February 2, 2001 and the letter agreement dated May 20, 2001 between NSC and the undersigned, notice is hereby given that the undersigned hereby elects to receive the third installment payment contemplated by Section 3.3 of the Merger Agreement in the form set forth below (check one):

          $      in cash, payable by check or wire transfer

                      shares of NSC common stock

              a combination of cash and NSC common stock, with $            to be paid in cash and $            to be paid in shares of NSC stock, with each share of NSC common stock valued at $27.4435 per share.

Dated:

Daniel Meacham

Exhibit B

(Daniel Meacham)
National Average Price Calculation

    The calculations of the National Average Price (as such term is used in the Merger Agreement) and the number of shares of NSC common stock to be issued if you elect to receive the third installment payment entirely in shares of common stock are as follows.

Date	NYSE Closing Price of NSC Common Stock
January 26, 2001	$26.1875
January 29, 2001	$27.0100
January 30, 2001	$28.0100
January 31, 2001	$28.7000
February 1, 2001	$27.3100

National Average Price	$27.4435

Third installment payment	$6,545,741.41

Total shares of NSC common stock	238,517

Residual amount paid if third installment made entirely in shares of NSC common stock	$0.12

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  Exhibit 10.2
Exhibit A
Exhibit B (Daniel Meacham) National Average Price Calculation